CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Current Report on Form 8-K/A of Home System Group (the "Company"), of our report, dated August 30, 2007, relating to the financial statements of Juxian Gas Oven Co., Ltd. for the years ended December 31, 2006 and 2005.

MORISON COGEN, LLP

Certified Public Accountants
Bala Cynwyd, PA

September 10, 2007